SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

 Filed by the  registrant |X|

 Filed by a party other than the registrant|_|
 Check the  appropriate  box:
 | |  Preliminary  proxy  statement
 |X|  Definitive  proxy  statement
 |_|  Definitive  additional  materials
 |_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Richard Barrie Fragrances, Inc.
                (Name of Registrant as Specified in Its Charter)

                Peter M. Ziemba, Esq. for Lynn Barrie, Secretary
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     |_|      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(j)(2).

     |_|      $500 per each party to the controversy pursuant to Exchange
                  Act Rule 14a-6(i)(3).

     |X|      Fee computed on table below per Exchange Act Rules 14a-6(i)
              (4)and 0-11.

     (1)      Title of each class of securities to which transaction applies:
              Parlux Fragrances, Inc. common stock, par value $.005 per share (the "Parlux Common Stock")

     (2)      Aggregate number of securities to which transactions applies:
              370,000 shares of Parlux Common Stock

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

                  The Parlux Common Stock valued at $7.625 per share, the average of the high and low sale prices for such shares on the Nasdaq National Market on February 20, 1996. The Company will also receive $750,000 in cash.

     (4)      Proposed maximum aggregate value of transaction:
              $3,571,250

     (5)      Total Fee Paid:
              $714.25

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)      Amount previously paid:


     (2)      Form, schedule or registration statement no.:


     (3)      Filing party:


     (4)      Date filed:

- --------
     1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                             15 Executive Boulevard
                            Orange, Connecticut 06477
                            Telephone: (203) 795-5300



                                    NOTICE OF
                         SPECIAL MEETING OF STOCKHOLDERS


                                  May 31, 1996


                  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Richard Barrie Fragrances, Inc. (the "Company") will be held at the offices of Graubard, Mollen & Miller, 600 Third Avenue, New York, New York on Friday, May 31, 1996, at 10:00 a.m., for the following purposes, all as more fully described in the attached Proxy Statement:

1. To approve the sale by the Company of virtually all of its assets (the "Asset Sale") to Parlux Fragrances, Inc. ("Parlux") in exchange for $750,000 in cash and 370,000 shares of Parlux common stock (the "Parlux Stock");

2.   To approve the subsequent sale of the Parlux Stock;

3. To amend the Company's Articles of Incorporation to change the name of the Company immediately after completion of the Asset Sale from Richard Barrie Fragrances, Inc. to FBR Capital Corporation;

4. To elect two directors to take office immediately after completion of the Asset Sale and to serve until the next Annual Meeting of Stockholders of the Company and until their respective successors are elected and qualified; and 5. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

                  The Board of Directors has fixed the close of business on April 18, 1996, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                  You are earnestly requested to date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.


                                          By Order of the Board of Directors


                                          Lynn Barrie, Secretary
Orange, Connecticut
April 22, 1996

                         RICHARD BARRIE FRAGRANCES, INC.



                                 PROXY STATEMENT



                         SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 1996



                  This Proxy Statement is furnished to stockholders of Richard Barrie Fragrances, Inc. (the "Company") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors for use in voting at the Special Meeting of Stockholders to be held at the offices of Graubard, Mollen & Miller, 600 Third Avenue, New York, New York on Friday, May 31, 1996, at 10:00 a.m., and at any and all adjournments thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving notice to the Secretary of the Company in person, or by written notification actually received by the Secretary, at any time prior to its being exercised. Unless otherwise specified in the proxy, shares represented by proxies will be voted
(i) for the approval of the sale of virtually all of the Company's assets (the "Asset Sale") to Parlux Fragrances, Inc. ("Parlux"), (ii) for the approval of the subsequent sale of the shares of Parlux common stock received as part of the consideration in the Asset Sale, (iii) for the amendment to the Company's Articles of Incorporation to change the Company's name, and (iv) for the election of the nominees for director listed herein.

                  The Company's executive offices are located at 15 Executive Boulevard, Orange, Connecticut 06477. On or about April 22, 1996, this Proxy Statement and the accompanying form of proxy, together with a copy of the Annual Report of the Company on Form 10-KSB for the fiscal year ended June 30, 1995, the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 1995 and December 31, 1995, the Annual Report of Parlux on Form 10-K for the fiscal year ended March 31, 1995 and the Quarterly Report of Parlux on Form 10-Q for the fiscal quarter ended December 31, 1995 are to be mailed to each stockholder of record at the close of business on April 18, 1996.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Company (Commission File No. 1-10320) or Parlux (Commission File No. 0-15491), as the case may be, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Proxy Statement:

     1.   Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995.

     2. Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 1995 and December 31, 1995.

     3. Annual Report of Parlux on Form 10-K for the fiscal year ended March 31, 1995.

     4. Quarterly Report of Parlux on Form 10-Q for the fiscal quarter ended December 31, 1995.

                  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                VOTING SECURITIES

                  The Board of Directors has fixed the close of business on April 18, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any and all adjournments thereof. As of April 18, 1996, the Company had issued and outstanding 4,419,548 shares of common stock, the Company's only class of voting securities outstanding. Each stockholder of the Company will be entitled to one vote for each share of common stock registered in his name on the record date. The presence, in person or by proxy, of a majority of all of the outstanding shares of common stock constitutes a quorum at the meeting.

                  The following table sets forth certain information as of April 18, 1996, except as indicated below, with respect to (i) those persons or groups known to the Company to beneficially own more than 5% of the Company's common stock, (ii) each director and nominee for director, (iii) each executive officer whose compensation exceeded $100,000 in fiscal 1995, and (iv) all directors and officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities Exchange Commission. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares.

                                          Amount and
                                          Nature of
                                          Beneficial
Beneficial Owner                          Ownership           Percent of Class
- ----------------                          --------------      ----------------
Richard Barrie and Lynn Barrie..........   505,223(1)              11.4%
Anthony Silverman.......................   294,277(2)(9)            7.0%
Peter T. Pochna.........................    28,045(3)                *
Arch Nadler.............................    23,667(4)                *
Ronald Stein............................    17,834(5)(9)             *
Stephen T. Meadow.......................    18,834(6)(9)             *
Charles D. Snead, Jr....................         0(7)               --

All Directors and Executive Officers
as a Group (7 persons)..................   574,769(8)(9)           12.8%


- ---------------------------------

*        Less than one percent.

(1) Richard and Lynn Barrie are married. The number of shares indicated includes (i) 477,400 shares owned by Richard Barrie, who possesses sole voting and investment power with respect to such shares; (ii) 4,823 shares owned by Lynn Barrie, who possesses sole voting and investment power with respect to such shares; and (iii) 23,000 shares issuable to Lynn Barrie upon the exercise of presently exercisable options, as to which she will possess sole voting and investment power upon exercise of such options. Mr. and Mrs. Barrie's business address is 15 Executive Boulevard, Orange, Connecticut 06477.

(2) Includes (i) 173,334 shares issuable to Mr. Silverman upon the conversion of $390,000 principal amount of the Company's 10%
          Convertible Subordinated Promissory Notes (the "Notes") and (ii) 69,276 shares issuable upon the exercise of presently exercisable warrants. Does not include shares issuable upon conversion of accrued but unpaid interest on the Notes held by Mr. Silverman. Mr.
          Silverman's business address is 11811 N. Tatum Boulevard, Phoenix, Arizona 85028. The information in this footnote is as of February 1, 1994 and was derived from Mr. Silverman's Schedule 13D dated that date.

(3) Includes 15,000 shares issuable to Mr. Pochna upon the exercise of presently exercisable options.

(4) Includes 23,000 shares issuable to Mr. Nadler upon the exercise of presently exercisable options.

     (5) Includes 2,500 shares owned by Contemporary Sales Inc. Pension Trust (the "Trust") for the benefit of Mr. Stein. Also includes 8,667 shares issuable to the Trust for the benefit of Mr. Stein upon conversion of $19,500 principal amount of Notes. Does not include shares issuable upon conversion of accrued but unpaid interest on the Notes held by the Trust for the benefit of Mr. Stein. Mr. Stein's business address is 15 Executive Boulevard, Orange, Connecticut 06477.

     (6) Includes 1,500 shares owned by the Rosalyn M. Meadow, P.C., Defined Benefit Pension Plan for the benefit of Rosalyn M. Meadow, his wife. Also includes 17,334 shares issuable upon conversion of $39,000 principal amount of Notes. Does not include shares issuable upon conversion of accrued but unpaid interest on the Notes held by Mr. Meadow. Mr. Meadow's business address is 5611 North 16th Street, Phoenix, Arizona 85016.

     (7) Mr. Snead's business address is c/o Stone Gatehouse, 37637 N. Pima Road, Scottsdale, Arizona 85262.

     (8) Includes an aggregate of 69,667 shares issuable to the Company's directors and executive officers as follows: (i) 61,000 issuable upon exercise of presently exercisable options; and (ii) 8,667 shares upon conversion of $19,500 principal amount of Notes. Does not include shares issuable upon conversion of accrued but unpaid interest on the Notes.

     (9) The number of shares issuable upon conversion of the Notes is calculated at the current stated conversion price of $2.25 per share and does not give effect to the Company's proposed exchange with the holders of the Company's outstanding and past due Notes. See the discussion set forth under the caption "The Proposed Exchange."

                           PROPOSAL I: SALE OF ASSETS

         The Company proposes to sell virtually all of its assets (the "Asset Sale") to Parlux Fragrances, Inc. in consideration for $750,000 in cash and 370,000 shares of the common stock, par value $.01 per share, of Parlux (the "Parlux Stock"), pursuant to the terms of an Asset Purchase Agreement, dated January 31, 1996, between the Company and Parlux.

Reasons for the Transaction

         The Company is in default under the terms of its 10% Convertible Subordinated Promissory Notes (the "Notes") and the entire principal amount of $5,157,750, together with accrued interest thereon ($560,905 at December 31, 1995) is currently due and payable. At December 31, 1995, the Company had a negative net worth of $14,244. The Company does not have the ability to pay the amounts due on the Notes.

         For the past nine months, the Company has sought out and explored various proposals to obtain additional financing, to combine the Company's operations with other companies by merger or consolidation or to sell the Company's operations. None of those proposals (other than the proposed Asset
Sale) came to fruition.

         The Company will proceed with the Asset Sale only if holders (the "Noteholders") of at least $5,001,750 aggregate principal amount (approximately 97% of the principal amount outstanding) of the Notes approve the Asset Sale and tender their Notes for exchange in connection with the Proposed Exchange described below, and holders of a majority of the outstanding shares of the Company's outstanding common stock approve the Asset Sale.

         The Company is proposing to exchange (the "Proposed Exchange") for each $19,500 principal amount Note (each, a "Note") two shares of its newly designated Series A Preferred Stock, par value $.01 per share (the "Preferred Shares"), and 2,300 shares of the Company's common stock, par value $.005 per share (the "Common Shares" and together with the Preferred Shares, the "Exchange Shares"). The Company will conclude the Proposed Exchange only if the holders of at least $5,001,750 principal amount of Notes tender their Notes for exchange in connection therewith. The Company is currently seeking the tender of Notes from its Noteholders in connection with the Proposed Exchange.
See "The Proposed Exchange."

         There can be no assurance that the Noteholders will approve the Asset Sale by tendering their Notes in the Proposed Exchange. However, if the Asset Sale and the Proposed Exchange are completed in accordance with their terms, some value will be preserved for the Company's stockholders. Upon completion of the Asset Sale and the Proposed Exchange, once the Parlux Stock has been registered for resale, the stockholders will own stock in a publicly-held corporation with liquid assets (the value of which will be determined by the then current market price of the Parlux Stock) and no known liabilities other than those accruing for current expenses and the Company's obligation to redeem the Preferred Shares as described below. Such a publicly-held corporation could be used by the stockholders as an acquisition vehicle in the future. See "Business of the Company After Completion of the Asset Sale."

         In order to make the Company more attractive as an acquisition vehicle and to reduce the impact on the Company and the other stockholders of the issuance of the Common Shares in the Proposed Exchange, the Company's President and largest stockholder, Richard Barrie, has agreed to contribute to the Company's capital 377,400 shares of the Company's common stock held by him simultaneously with the completion of the Asset Sale and the Proposed Exchange.

         The Board of Directors believes that the only alternative to completing the Asset Sale and the Proposed Exchange would be a voluntary filing under the United States Bankruptcy Code. The Company believes that in a bankruptcy proceeding, the stockholders' equity interest in the Company would be eliminated.

Business of the Company After Completion of the Asset Sale

         Subsequent to the completion of the Asset Sale and the Proposed Exchange, the Company's business purpose will be to identify and conclude a business combination with one or more entities interested in acquiring or being acquired by the Company or to liquidate and distribute its assets. The Company will be free to investigate businesses of essentially any kind or nature, including but not limited to, finance, technology, manufacturing, service, research and development, healthcare, communications, insurance or transportation. The Company has not chosen (nor will it choose prior to the completion of the Asset Sale and the Proposed Exchange) any particular area of business in which it may propose to engage and has not conducted any market studies with respect to any business, property or industry. Nothing contained herein is, nor shall it be deemed to be, a representation regarding the viability of the Company after completion of the Asset Sale and the Proposed Exchange or of the availability, viability or success of any subsequent acquisition or the results of operations of the Company in connection with such subsequent acquisition or business venture. The Company does not believe that it will be an investment company required to register as such under the Investment Company Act of 1940, as amended (the "ICA"). The Company intends to take such steps as may be necessary to avoid registration as an investment company under the ICA. If the Company has not concluded a business combination within the one-year period immediately following completion of the Asset Sale and because of its continued ownership of the Parlux Stock or other securities would be required to register or seek an exemption from registration under the ICA, the Company anticipates that it will sell, transfer or otherwise divest itself of its ownership of the Parlux Stock or such other securities, redeem any outstanding Preferred Shares and make a determination whether to liquidate and distribute its assets or to continue to seek out viable business combinations.

Background

         On November 1, 1995, the Company and Parlux signed a letter of intent under which Parlux would purchase virtually all of the assets (the "Acquired Assets") of the Company and would assume virtually all of the liabilities of the Company, expressly excluding the Company's obligations under the Notes. The purchase price for the Acquired Assets is 370,000 shares of Parlux common stock (giving effect to a two-for-one stock split effected by Parlux after executing the letter of intent) and $750,000 in cash. On October 31, 1995, the high and low sale prices of Parlux common stock on the Nasdaq National Market were $8.1875 and $8.00, respectively (giving effect to the two-for-one stock split effected by Parlux). The high, low and closing sale prices for the Company's common stock on the Pacific Stock Exchange on the same date were each $0.25. On April 4, 1996, the closing sale price for Parlux common stock on the Nasdaq National Market was $12.625 per share. The Company's common stock was suspended from trading on the Pacific Stock Exchange on April 3, 1996 because the Company failed to satisfy certain financial requirements. The Company's common stock is now traded on the OTC Bulletin Board. On April 4, 1996, the closing sale price for the Company's common stock on the OTC Bulletin Board was $.26.

Information Concerning Parlux

         Parlux was incorporated in Delaware in 1984 and is engaged in the creation, design, manufacture, distribution and sale of prestige fragrances and beauty related products marketed primarily through specialty stores and national department stores. Parlux's principal products are fragrances. The fragrance market is generally divided into a prestige segment (distributed primarily through department and specialty stores) and a mass market segment. Parlux's products are positioned primarily in the prestige segment. Each fragrance is distributed in a variety of sizes and packaging. Each fragrance line also may be complemented by beauty-related products such as soaps, deodorants, body lotions, cremes and dusting powders. Parlux's basic products generally retail at prices ranging from $20 to $300 per item. Additionally, Parlux manufactures and distributes certain brands through Perfumania Inc., an affiliated national chain which is a leading specialty retailer of fragrances. Currently, Parlux engages in the manufacture (through subcontractors), distribution and sale of PERRY
ELLIS, FRED HAYMAN BEVERLY HILLS, TODD OLDHAM, VICKY TIEL and PHANTOM OF THE OPERA fragrances and grooming items on an exclusive worldwide basis, as a licensee. The principal executive offices of Parlux are located at 650 S.W. 16th Terrace, Pompano Beach, Florida 33069 and its telephone number is (305) 946-7700.

Additional Information Concerning the Company and Parlux

         Information concerning the Company, including the Company's Financial Statements for the fiscal year ended June 30, 1995 and for the fiscal quarters ended September 30, 1995 and December 31, 1995 and the Management's Discussion and Analysis with respect to such periods, is incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 and the Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 1995 and December 31, 1995. Copies of those reports are being mailed to the stockholders of the Company with this Proxy Statement.

         Additional information concerning Parlux, including Parlux's Financial Statements for the fiscal year ended March 31, 1995 and for the fiscal quarter ended December 31, 1995, and the Management's Discussion and Analysis with respect to such periods, and the Selected Financial Data for the fiscal years ended March 31, 1991, 1992, 1993, 1994 and 1995 is incorporated herein by reference to Parlux's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and the Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995. Copies of those reports are being mailed to the stockholders of the Company with this Proxy Statement.

Summary of the Terms of the Asset Purchase Agreement

         On January 31, 1996, the Company and Parlux entered into the Asset Purchase Agreement. Set forth below is a summary of the material terms of that agreement.

         Assets to be Sold. The Company proposes to sell to Parlux virtually all of the assets, properties and rights owned by the Company or in which the Company has any right or interest (the "Sold Assets"), but excluding (i) corporate accounting journals and corporate books of account comprising the Company's permanent accounting and tax records, (ii) contracts which are not assignable without the waiver or consent of another party whose waiver or consent is not obtained prior to the closing (the "Closing") of the Asset Sale,
(iii) all corporate documents relating to the legal or financial structure of the Company, and (iv) the rights of the Company under the Asset Purchase Agreement and the agreements executed in connection therewith (collectively, the "Excluded Assets").

         Liabilities to be Assumed by Parlux. Parlux has agreed to assume only the following liabilities (the "Assumed Liabilities") of the Company: (i) liabilities under certain leases for periods from and after the Closing; (ii) liabilities of the Company set forth on the Company's balance sheet ("Balance Sheet") dated September 30, 1995 (but expressly excluding any liability with respect to the Notes) to the extent such liabilities exist on the date of the Closing (the "Closing Date"); (iii) additional liabilities of the Company of the types reflected on the Balance Sheet as the same may arise in the ordinary course of business between September 30, 1995 and the Closing Date and which are reflected on a balance sheet dated as of the Closing Date; and (iv) all obligations under contracts, customer orders, purchase orders, and other agreements and commitments that are included in the Acquired Assets.

         Liabilities Not to Be Assumed by Parlux. Parlux has agreed to assume only those liabilities described above under the caption "Liabilities to be Assumed by Parlux." Pursuant to the Asset Purchase Agreement Parlux is expressly not assuming the following liabilities of the Company: (i) any liability with respect to the Notes or the Noteholders; (ii) liabilities and obligations to the Company's employees; (iii) legal, accounting and other fees, taxes and other expenses incurred in connection with the Asset Sale; (iv) taxes (other than income taxes) for periods prior to the Closing Date and income taxes, for all periods; (v) liabilities and obligations with respect to the Excluded Assets; and

(vi) liabilities and obligations arising from pending or threatened litigation or claims against the Company (collectively, the "Excluded Liabilities").

         Purchase Price. In consideration of the acquisition by Parlux of the Acquired Assets, Parlux will deliver to the Company at the Closing $750,000 in cash and 370,000 shares of Parlux common stock.

         Anticipated Closing Date.  May, 1996

         Conditions to Closing. The consummation of the Asset Sale is subject to the approval of (i) the Company's stockholders holding a majority of the Company's outstanding common stock, (ii) Noteholders holding not less than $5,001,750 in aggregate principal amount of the Notes (approximately 97% of the outstanding principal amount of Notes), and (iii) the consent of the Company's landlord to the assignment to Parlux of the Company's lease of the Company's facility in Orange, Connecticut.

         Covenant Not to Compete. Pursuant to the terms of the Asset Purchase Agreement the Company agrees for a period of seven years not to engage in the manufacture or sale, or licensing for manufacture or sale, in the United States or any foreign country, of any of the Acquired Assets.

         Indemnification. The Company will indemnify, defend and hold harmless Parlux with respect to claims caused by or arising from (i) any misrepresentation, breach of warranty and breach of any term or provision of the Asset Purchase Agreement to a maximum amount of $3,700,000, provided such claim is made in writing within two years after the Closing, (ii) any Excluded
Liabilities, or (iii) relating to liabilities (other than the Assumed Liabilities) arising from the operation of the Company's business prior to the Closing of the Asset Sale.

         Parlux will indemnify, defend, and hold harmless the Company with respect to claims caused by or arising from (i) any misrepresentation, breach of warranty and breach of any term or provision of the Asset Purchase Agreement, provided such claim is made in writing within two years after the Closing, (ii) any Assumed Liabilities, or (iii) any liability arising from the operation of the business of the Company by Parlux after the Closing.

         No indemnification rights are enforceable by either party until the aggregate amount of claims subject to such rights in favor of such party exceeds $10,000, whereupon the entire amount of such claims (including the first $10,000) shall be enforceable in full.

         Employment Agreements. In connection with the Asset Sale, Parlux will enter into employment agreements with each of Messrs. Barrie, Buvel, Stein and Mahoney, each of whom are currently executive officers of the Company. The description of the employment agreements of each of these individuals with Parlux is set forth under the caption "Interests of Certain Persons in the Asset Sale."

         Registration Rights Agreement. In connection with the Asset Sale, Parlux will execute a Registration Rights Agreement in favor of the Company. Pursuant to the terms of the Registration Rights Agreement and subject to certain limitations set forth therein, Parlux agrees to use its best efforts to register the Parlux Stock under the Securities Act of 1933, as amended (the "Act"), on demand and at any time Parlux proposes to register any of its equity securities under the Act. Parlux has agreed to pay the costs and expenses incurred in connection with the registration of the Parlux Stock in accordance with the terms of the Registration Rights Agreement. Following the completion of the Asset Sale, the Company intends to exercise its rights under the Registration Rights Agreement.

         Letter Agreement. Pursuant to the terms of a letter agreement between the Company and Parlux, Parlux has agreed to permit Messrs. Barrie and Buvel to provide certain services to the Company after completion of the Asset Sale. Pursuant to the letter agreement, Messrs. Barrie and Buvel are permitted and directed to devote a reasonable amount of time and take such reasonable actions as may be required (i) to fulfill the Company's obligations under the terms of the Asset Purchase Agreement, (ii) to assist the Company in completing certain financial statements and the audits relating thereto, and (iii) to assist the Company in meeting its reporting requirements under the Exchange Act.

Interests of Certain Persons in the Asset Sale

         In connection with the Asset Sale, Parlux will enter into employment agreements with each of Messrs. Barrie, Buvel, Stein and Mahoney, each of whom are currently executive officers of the Company. A summary of the terms of those agreements are set forth below:

         Richard Barrie: Mr. Barrie will be employed by Parlux in the capacity of President of U.S. Operations for an initial term ending on March 31, 1999. Mr. Barrie's employment with Parlux will automatically renew for an additional three-year term unless notice of non-renewal is given by either party at least six months prior to the expiration of the initial term. Mr. Barrie's salary will be $241,400 per annum for the period ending March 31, 1997 and will be adjusted each year thereafter to take account of any increase in the cost of living. Mr. Barrie will receive non-qualified stock options to purchase 180,000 shares of Parlux common stock at an exercise price of $6.875 per share, the closing price of the stock on the date the employment agreement was executed. The options become exercisable at the rate of 60,000 shares each on March 31, 1997, 1998 and 1999 and remain exercisable for ten years from the date of grant. Parlux has also agreed to continue to pay the premium on the Company's "split-dollar" life insurance policy on Mr. Barrie's life. Upon the termination of Mr. Barrie's employment for any reason, Parlux will assign and transfer to Mr. Barrie all right, title and interest in and to the name "Richard Barrie Fragrances" and any and all derivations thereof.

     Joseph Buvel: Mr. Buvel will be employed by Parlux in the capacity of Vice President - Finance for U.S. Operations for an initial term ending on March 31, 1999. Mr. Buvel's employment with Parlux will automatically renew for an additional one-year term unless notice of non-renewal is given by either party at least three months prior to the expiration of the initial term. Mr. Buvel's salary will be $94,200 per annum for the period ending March 31, 1997 with such increases thereafter as may be determined by the Chief Financial Officer of Parlux.

     Leo Mahoney: Mr. Mahoney will be employed by Parlux in the capacity of Vice President - Distribution for U.S. Operations for an initial term ending on March 31, 1999. Mr. Mahoney's employment with Parlux will automatically renew for an additional one-year term unless notice of non-renewal is given by either party at least three months prior to the expiration of the initial term. Mr. Mahoney's salary will be $99,900 per year for the period ending March 31, 1997 with such increases thereafter as may be determined by the Vice President - Operations of Parlux.

     Ronald Stein: Mr. Stein will be employed by Parlux in the capacity of Vice President - Sales for U.S. Operations for an initial term ending on March 31, 1999. Mr. Stein's employment with Parlux will automatically renew for an additional one-year term unless notice of non-renewal is given by either party at least three months prior to the expiration of the initial term. Mr. Stein's salary will be $100,900 per year for the period ending March 31, 1997 with such increases thereafter as may be determined by the President of U.S. Operations of Parlux.

         Each of Messrs. Buvel, Mahoney and Stein will receive non-qualified stock options to purchase 10,000 shares of Parlux common stock at an exercise price of $6.875 per share, the closing price of the stock on the date their employment agreements were executed. The options become exercisable at the rate of 3,333 shares each on March 31, 1997 and 1998 and 3,334 on March 31, 1999. The stock options remain exercisable for ten years from the date of grant.

Certain Transactions Between the Company and Parlux.

         Since fiscal 1994, the Company has performed certain production and filling services for Parlux. Services are provided on the basis of purchase orders submitted by Parlux and accepted by the Company. For the fiscal years ended June 30, 1994 and 1995 the total amounts billed to Parlux for such production and filling services were $35,573 and $221,821, respectively.

         By letter agreement dated January 4, 1996, the Company entered into a Warehousing and Distribution Agreement (the "W&D Agreement") with Parlux. Pursuant to the W&D Agreement, the Company provides certain warehousing and distribution services to Parlux with respect to Parlux products located at the Company's facility in Orange, Connecticut. Pursuant to the W&D Agreement, the Company also provides Parlux with an office and certain furniture, fixtures and office equipment to enable Parlux to perform certain functions required of it under the terms of the W&D Agreement. In consideration for its services and the use of its facilities under the W&D Agreement, the Company receives three percent (3%) of the gross sales of Parlux products shipped from the Company's facility. The W&D Agreement has an initial term of one year and continual renewal options of two years each.

         The Company's obligations with respect to production and filling services and the W&D Agreement will terminate upon the consummation of the Asset Sale.

The Proposed Exchange

         The Notes are in default and principal and interest thereon is and has been due and payable. As of December 31, 1995, the total amount of principal and accrued interest under the Notes was $5,718,655. Interest is accruing at the default rate of 15% per annum. The total amount of principal and accrued interest through April 30, 1996 will be $5,978,692.

         In the near future, the Company will distribute to Noteholders a Private Offering Memorandum pursuant to which the Company proposes to exchange for each $19,500 principal amount Note two Preferred Shares and 2,300 Common Shares.

The Preferred Shares

     The Preferred Shares will be issued as a series of the Company's authorized and previously unissued preferred stock. Pursuant to the Company's Articles of
Incorporation, the Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $.01 per share, having "such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions . . . as shall be stated in the resolution or resolutions providing for the issue of each series adopted by the
Board of Directors . . . ."

         The Preferred Shares will have the following rights and privileges: The Preferred Shares, as a class, will have a preference in liquidation of $2,962,400 ($5,600 per share). The Company will be obligated to redeem the Preferred Shares for an aggregate redemption price of $2,962,400 one year from their date of issuance. If the Company does not effect the mandatory redemption within such one year period, the holders of a majority of the Preferred Shares will have the right to demand the liquidation of the Company and receive their liquidation preference. The Company has the right to call the Preferred Shares for redemption at any time after issuance for an aggregate redemption price of $2,962,400. Holders of the Preferred Shares will have no voting rights except the right to vote as a class with respect to (i) any sale of Company assets having a fair market value of $250,000 or more, alone or in the aggregate with all other sales of Company assets, unless all of the proceeds of such sale are applied to the payment of the redemption price of the Preferred Shares; (ii) any amendments to the Company's Articles of Incorporation; and (iii) the issuance of any shares of the Company's stock (other than any issuance pursuant to currently outstanding rights or options) unless the Preferred Shares will be redeemed in connection with the transaction pursuant to which such shares are to be issued. For all matters on which the holders of Preferred Shares are entitled to vote as a class, the affirmative vote of holders holding a majority of the Preferred Shares outstanding shall be required for approval of such matter. The Preferred Shares have no right to dividends.

Conditions to the Proposed Exchange

         The Company will proceed with the Proposed Exchange only if holders of at least $5,001,750 aggregate principal amount of Notes (approximately 97% of the outstanding principal amount of the Notes) approve the Asset Sale and tender their Notes for exchange (the "Minimum Tenders") pursuant to the terms of the Proposed Exchange. If the Minimum Tenders are obtained, any Note not tendered for satisfaction will continue to be an obligation and liability of the Company. Accordingly, the maximum aggregate principal amount payable to all such non-consenting Noteholders would be $156,000 with accrued interest thereon. As of April 30, 1996, the principal and accrued interest for all such non-tendered Notes would be $180,830.

         There can be no assurance that the Minimum Tenders will be obtained. However, if the Minimum Tenders are not obtained, the Company will not complete the Asset Sale or the Proposed Exchange. In such event, Noteholders will continue to be able to enforce their rights to collect the Company's obligations to them under the Notes. The Company believes that the only alternative then available to the Company will be to file under the United States Bankruptcy Code.


Pro Forma Financial Information For the Company

         The following table sets forth the Company's unaudited balance sheet at December 31, 1995, pro forma to reflect the Asset Sale, and as further adjusted to reflect the completion of the Proposed Exchange.

                                                                                                 December 31, 1995
                                                                                                    (unaudited)

                                                                                   Actual           Pro Forma(1)      As Adjusted(2)
ASSETS
Current Assets:
  Cash and Cash Equivalents ............................................        $   466,014         $   750,000         $   750,000
  Accounts Receivable ..................................................          1,521,149                --                  --
  Inventory and Promotional Merchandise ................................          2,324,730                --                  --
  Other Current Assets .................................................            199,996                --                  --
  Investment in Marketable Securities(3) ...............................               --             3,283,750           3,283,750
                                                                                -----------         -----------         -----------
    Total Current Assets ...............................................          4,511,889           4,033,750           4,033,750
  Fixed Assets, Net ....................................................          1,040,358                --                  --
  Debt Issuance Cost, Net ..............................................              6,302                --                  --
  Other Long Term Assets ...............................................          1,825,404                --                  --
                                                                                -----------         -----------         -----------
    Total Assets .......................................................        $ 7,383,953         $ 4,033,750         $ 4,033,750
                                                                                ===========         ===========         ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Convertible Notes Payable ............................................        $ 5,157,750         $ 5,157,750         $      --
  Accounts Payable(4) ..................................................            573,676              75,000              75,000
  Accrued Expenses(5) ..................................................          1,666,771             560,905                --
                                                                                -----------         -----------         -----------
    Total Liabilities ..................................................          7,398,197           5,793,655              75,000
                                                                                -----------         -----------         -----------

Mandatory Redeemable Preferred Stock(6) ................................               --                  --             2,962,400
                                                                                -----------         -----------         -----------
Stockholders' Equity (Deficit):
  Preferred Stock, 0.01 par value, 10,000,000 shares ...................               --                  --                  --
    authorized, 529 shares outstanding as Mandatory
      Redeemable Preferred Stock (6)
  Common Stock, $0.005 par value, 16,666,667 shares ....................             22,097              22,097              23,252
    authorized, 4,419,548 (Actual and Pro Forma) and
    4,650,498 (as adjusted) issued and outstanding
  Additional Paid-In Capital ...........................................          6,982,738           7,041,707           7,076,638
  Accumulated Deficit ..................................................         (7,019,079)         (8,764,740)         (6,103,540)
  Treasury Stock .......................................................               --               (58,969)               --
                                                                                -----------         -----------         -----------
    Total Stockholders' Equity (Deficit) ...............................            (14,244)         (1,759,905)            996,350
                                                                                -----------         -----------         -----------
      Total Liabilities and Stockholders' Equity (Deficit) .............        $ 7,383,953         $ 4,033,750         $ 4,033,750
                                                                                ===========         ===========         ===========

- ----------------------------
(1) Pro forma to reflect the sale of virtually all assets to, and assumption of virtually all liabilities by, Parlux in exchange for 370,000 shares of Parlux common stock (valued at $8.875 per share, the per share market price on the Nasdaq National Market of the Parlux common stock on December 31, 1995; at April 4, 1996 such price was $12.625) and $750,000 in cash. Also adjusted to reflect the contribution by Richard Barrie of 377,400 shares of the Company's common stock to the capital of the Company.

(2) As adjusted to reflect the issuance of 529 Preferred Shares and 608,350 Common Shares to the Noteholders in payment of $3,057,455 of principal and interest due (of which $2,962,400 is attributable to the Preferred Shares and $95,055 is attributable to the Common Shares) and in settlement and extinguishment of the remaining $2,661,200 principal and interest due at December 31, 1995. Assumes exchange of all outstanding Notes for Exchange Shares. It should be noted, however, that the Company will complete the Asset Sale and the Proposed Exchange only if the holders of at least $5,001,750 principal amount of Notes (the "Minimum Tenders") tender such Notes in the Proposed Exchange. If the Minimum Tenders are received in connection with the Proposed Exchange, up to $156,000 principal amount of Notes may remain outstanding after the completion of the Proposed Exchange which would remain an obligation and liability of the Company and the Company would issue fewer Exchange Shares. The closing price of the Company's common stock on the Pacific Stock Exchange on December 31, 1995 was $0.15625.

(3)  Represents Parlux Stock.

(4) Pro forma and as adjusted accrual for expenses of the transaction and other costs. (5) Includes accrued interest at December 31, 1995 on Notes of $560,905.

(5)  Includes accrued interest at December 31, 1995 on Notes of $560,905

(6) As adjusted for the issuance of the Preferred Shares having a mandatory redemption feature.

                                                   9


Pro Forma Financial Information For Parlux and the Company Combined

     The following tables set forth the unaudited Statements of Operations for the Company and Parlux (other than the actual information for Parlux at March
31, 1995,  which is audited)  for the periods  ended March 31, 1995 and December
31, 1995, pro forma to reflect the Asset Sale, and pro forma as adjusted to give effect to certain operating provisions which would, on a pro forma basis, have been experienced by the Company and Parlux on a combined basis.

                                                                          Twelve Months Ended March 31, 1995
                                                                         (Unaudited Except Parlux Actual) ($)
                                      ---------------------------------------------------------------------------------------------
                                                       Actual                                                 Pro Forma
                                      ----------------------------------------       ----------------------------------------------
                                                                                                                           As
                                            Company             Parlux               Combined         Adjustments      Adjusted

Net Sales
  Unaffiliated Customers                     18,304,252           22,978,956         41,283,208                        41,283,208
  Affiliated                                                      15,230,143         15,230,143                        15,230,143
                                      ---------------------------------------------------------------------------------------------
                                             18,304,252           38,209,099         56,513,351                        56,513,351
Cost of Sales                                 5,799,252           14,957,475         20,756,727      (29,491)(1)       20,727,236
                                      ---------------------------------------------------------------------------------------------
     Gross Profit                            12,505,000           23,251,624         35,756,624       29,491           35,786,115
                                      ---------------------------------------------------------------------------------------------
Operating Expenses
  Advertising and Promotion                   8,093,269            7,248,839         15,342,108                        15,342,108
  Selling, General and
    Administrative                            5,429,135            8,179,032         13,608,167       602,500(2)       14,210,667
  Royalties                                     281,542              823,223          1,104,765                         1,104,765
                                      ---------------------------------------------------------------------------------------------
     Total Operating Expenses                13,803,946           16,251,094         30,055,040       602,500          30,657,540
                                      ---------------------------------------------------------------------------------------------
  Operating Income (Loss)                   (1,298,946)            7,000,530          5,701,584      (573,009)          5,128,575
                                      ---------------------------------------------------------------------------------------------
Other Income(Expense)
  Interest Expense - Net                      (456,949)          (1,189,658)        (1,646,607)                        (1,646,607)
  Miscellaneous Income -Net                     140,260                                140,260       (29,491)(1)          110,769
  Exchange Losses                                                  (300,661)          (300,661)                          (300,661)
                                      ---------------------------------------------------------------------------------------------
   Total Other Income(Expense)                (316,689)          (1,490,319)        (1,807,008)      (29,491)          (1,836,499)
                                      ---------------------------------------------------------------------------------------------
Income(Loss) Before
 Provision for Income Taxes                 (1,615,635)            5,510,211         3,894,576      (602,500)           3,292,076
Provision for Income Taxes                            0          (1,279,000)        (1,279,000)      375,012(3)          (903,988)
                                      ---------------------------------------------------------------------------------------------
  Net Income(Loss)                          (1,615,635)            4,231,211         2,615,576      (227,488)           2,388,088
                                      =============================================================================================
- ---------------


     (1) Pro forma adjustment to eliminate the activities carried out on behalf of Parlux by the Company and included in Cost of Sales by Parlux and Other Income by the Company.

     (2) Pro forma adjustment to give effect to (i) additional value of approximately $1 million to be attributed to the Company by Parlux and amortized over a five year period or $200,000 per year and (ii) the compensation expense to be recorded by Parlux in connection with the grant of an aggregate of 210,000 options to employees of the Company at an exercise price of $6.875 per share as compared to the per share price of $12.625 of the Parlux Common Stock on April 4, 1996.

     (3) Pro forma adjustment to give effect to the income tax provision which would on a pro forma basis have been experienced by the entities on a combined basis at the effective income tax rate of Parlux.

                                                   10


                                                                          Nine Months Ended December 31, 1995
                                                                                    (Unaudited) ($)
                                      ---------------------------------------------------------------------------------------------
                                                       Actual                                           Pro Forma
                                      ---------------------------------------------------------------------------------------------
                                              Company             Parlux        Combined         Adjustments          As Adjusted

Net Sales
  Unaffiliated Customers                                          30,182,604    41,158,568                             41,158,568
  Affiliated Customers                       10,975,964           17,785,404    17,785,404                             17,785,404
                                      ---------------------------------------------------------------------------------------------
                                             10,975,964           47,968,008    58,943,972                             58,943,972
Cost of Sales                                 3,236,507           18,710,129    21,946,636       (227,803)(1)          21,718,833
                                      ---------------------------------------------------------------------------------------------
     Gross Profit                             7,739,457           29,257,879    36,997,336        227,803              37,225,139
                                      ---------------------------------------------------------------------------------------------
Operating Expenses
  Advertising and Promotion                   5,018,249            8,898,663    13,916,912                             13,916,912
  Selling, General and
    Administrative                            3,473,400            7,638,207    11,111,607         451,875(2)          11,563,482
  Royalties                                     468,612            1,091,228     1,559,840                              1,559,840
                                      ---------------------------------------------------------------------------------------------
     Total Operating Expenses                 8,960,261           17,628,098    26,588,359         451,875             27,040,234
                                      ---------------------------------------------------------------------------------------------
  Operating Income (Loss)                   (1,220,804)           11,629,781    10,408,977        (224,072)            10,184,905
                                      ---------------------------------------------------------------------------------------------
Other Income(Expense)
  Interest Expense - Net                      (397,887)          (1,414,240)    (1,812,127)                            (1,812,127)
  Miscellaneous Income -Net                   1,041,947              117,802     1,159,749        (227,803)(1)            931,946
                                      ---------------------------------------------------------------------------------------------
   Total Other Income(Expense)                  644,060          (1,296,438)      (652,378)       (227,803)              (880,181)
                                      ---------------------------------------------------------------------------------------------
Income(Loss) Before
 Provision for Income Taxes                   (576,744)           10,333,343     9,756,599        (451,875)             9,304,724
Provision for Income Taxes                            0          (3,457,140)    (3,457,140)        192,956(3)          (3,264,184)
                                      ---------------------------------------------------------------------------------------------
  Net Income(Loss)                            (576,744)            6,876,203     6,299,459        (258,919)             6,040,540
                                      =============================================================================================


- ------------------

     (1) Pro forma adjustment to eliminate the activities carried out on behalf of Parlux by the Company and included in Cost of Sales by Parlux and Other Income by the Company.

     (2) Pro forma adjustment to give effect to (i) additional value of approximately $1 million to be attributed to the Company by Parlux and amortized over a five year period or $200,000 per year and (ii) the compensation expense to be recorded by Parlux in connection with the grant of an aggregate of 210,000 options to employees of the Company at an exercise price of $6.875 per share as compared to the per share price of $12.625 of the Parlux Common Stock on April 4, 1996.

     (3) Pro forma adjustment to give effect to the income tax provision which would on a pro forma basis have been experienced by the entities on a combined basis at the effective income tax rate of Parlux.

Accounting Treatment and Certain Federal Income Tax Considerations

     The Asset Sale will be treated as a sale for accounting purposes.

     The following summary describes the principal federal income tax considerations applicable to the Company and those Noteholders who tender the Notes held by them in the Proposed Exchange. Such summary is based upon current provisions of the Internal Revenue Code (the "Code") and administrative interpretations thereof, which are subject to change. Moreover, substantial uncertainties exist with respect to various tax consequences of the Proposed Exchange, and no ruling has been or will be requested from the Internal Revenue Service (the "Service") on any tax matter concerning the Proposed Exchange. Accordingly, no absolute assurances can be given with respect to certain federal income tax consequences of the Proposed Exchange. In addition, the discussion below does not address the state, local or foreign tax consequences that may result from the Proposed Exchange, nor does it deal with taxpayers subject to special treatment under the federal income tax laws (such as foreign persons, life insurance companies, tax-exempt organizations, and taxpayers subject to alternative minimum tax).

     Tax Consequences to the Company of the Asset Sale. The Company will recognize gain or loss upon the sale of virtually all of the Company's assets to Parlux measured by the difference between (i) the aggregate of the $750,000 in cash and the market value of 370,000 shares of Parlux Stock received by the Company plus the liabilities assumed by Parlux and (ii) the adjusted tax basis to the Company of the assets sold. The Company believes that it will recognize a loss on this sale.

     Tax Consequences to the Company of the Proposed Exchange. Completion of the Proposed Exchange will reduce the amount of the Company's outstanding indebtedness. Under the Proposed Exchange, the Company proposes to exchange Preferred Shares with a liquidation preference and mandatory redemption price of approximately $2,960,000 (discounted present value of approximately $2,680,000) and Common Shares having a market value of approximately $95,000 (based on the $.15625 closing sale price of the Company's common stock on the Pacific Stock Exchange on December 31, 1995), together having a market value of approximately $2,775,000, for Notes with a principal outstanding balance and accrued interest of $5,718,655 as of December 31, 1995. A debtor generally realizes income for federal income tax purposes when its debt is canceled in exchange for an amount less than the adjusted issue price of the debt. The cancellation of debt resulting from the Proposed Exchange may therefore be approximately $2,700,000. Under the Code, however, income will not be recognized as a result of a cancellation of indebtedness to the extent the amount of debt canceled does not exceed the amount by which the debtor is insolvent. "Insolvency" is defined for this purpose as the excess of the debtor's liabilities over the fair market value of its assets immediately before the cancellation of indebtedness. It appears from the Company's December 31,1995 pro forma balance sheet that it is insolvent to the extent of approximately $1,760,000 and that to this extent, the Company should be able to avoid recognition of taxation income from the cancellation of indebtedness. The excess $900,000 of cancellation of indebtedness income would likely be offset by the Company's available net operating loss carryforward for purposes of the regular income tax. The Company at present has available approximately $6,500,000 of net operating loss carryovers for Federal income tax purposes. The Company's remaining net operating loss carryforward would have to be reduced by an amount equal to the amount of cancellation of indebtedness income not being recognized because of the insolvency rule.

     Tax Consequences to the Noteholders of the Proposed Exchange. The Proposed Exchange is to be treated as a taxable exchange under Code Sec. 1001(a). As the Notes were issued with a maturity date of less than three years they are not "securities" under the Code and the exchange does not qualify for treatment as a tax-free recapitalization under Code Sec. 354. A Noteholder will recognize gain or loss upon the exchange of Notes measured by the difference between (i) the fair market value of the Preferred Shares and Common Shares received and (ii) the Noteholder's tax basis in the Notes. Under the Proposed Exchange the Company proposes to deliver two Preferred Shares and 2,300 Common Shares for each $19,500 principal amount Note outstanding. Assuming that the fair market value of each Preferred Share is $5,069 (the discounted present value of the right to receive $5,600 one year from issuance) and of each Common Share is $.15625 (the closing sale price of the Company's common stock on the Pacific Stock Exchange on December 31, 1995), a holder of a $19,500 principal amount Note will be receiving Preferred Shares and Common Shares having an estimated aggregate market value of $10,497.

     Any such gain or loss will generally be long-term capital gain or loss, provided the Notes have been held for more than one year and were capital assets in the hands of the Noteholder. No part of the property being received in exchange should be treated as attributable to accrued but unpaid interest.

     The Noteholders' tax bases in the Preferred Shares and Common Shares received will be their respective fair market value, and the holding period will begin, on the day the Notes are exchanged.

Consents and Approvals of Federal and State Regulatory Agencies.

     There are no Federal or State regulatory requirements which must be complied with nor is the approval of any such regulatory agency required to be obtained in connection with the Asset Sale.

Absence of Appraisal Rights

     Nevada law governs stockholders' rights in connection with the Asset Sale. Under the applicable provisions of the Nevada General Corporation Law, the Company's stockholders will have no right in connection with the Asset Sale to dissent and seek appraisal of their shares of the Company's common stock.

Vote Required and Recommendation of the Board of Directors

     The affirmative vote of stockholders holding at least a majority of the outstanding common stock is required for approval of the Asset Sale. Under applicable law, for purposes of determining whether the proposal received the requisite number of votes, abstentions and broker non-votes will not be counted and will have the same effect as a vote against the proposal. The Company's officers, directors and nominees for director, and Mr. Anthony Silverman, a beneficial owner of more than 5% of the Company's outstanding common stock, have indicated that they will vote all of the shares held by them in favor of the Asset Sale. See the information set forth under the caption "Voting Securities."

     The Board of Directors unanimously recommends that the stockholders vote FOR approval of the Asset Sale.



                        PROPOSAL II: SALE OF PARLUX STOCK

     After completion of the Asset Sale, the Company intends to exercise the registration rights granted to it by Parlux in accordance with the terms of the Registration Rights Agreement executed in connection with the Asset Sale. Pursuant to the terms of the Registration Rights Agreement, Parlux will pay all costs, expenses and fees in connection with the registration of the Parlux Stock. Brokerage commissions, if any, attributable to the sale of the Parlux Stock will be borne by the Company.

     The Company, from time to time, may effect sales of the Parlux Stock in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Parlux Stock, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Company may effect such transactions by selling the Parlux Stock directly to purchasers or to or though broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Company and/or the purchasers of such securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company may also elect to sell the Parlux Stock pursuant to one or more exemptions from registration under the Securities Act.

Vote Required and Recommendation of the Board of Directors

     The affirmative vote of stockholders holding at least a majority of the outstanding common stock is required for approval of the proposed sale of the Parlux Stock. Under applicable law, for purposes of determining whether the proposal received the requisite number of votes, abstentions and broker non-votes will not be counted and will have the same effect as a vote against the proposal.

     The Board of Directors unanimously recommends that the stockholders vote FOR approval of the sale of the Parlux Stock.

       PROPOSAL III: AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION

     Pursuant to the terms of the Asset Purchase Agreement, the Company has agreed to change its name effective on, or as soon as practicable after, the Closing Date to a new name which does not include the term "Richard Barrie Fragrances" or any variation thereof or similar name and which otherwise is not likely to be confused with the Company's present name, in order to make the Company's present name available to Parlux. As a result, the Board of Directors has unanimously declared it advisable and recommends that the Company's Articles of Incorporation be amended to change the name of the Company, subject to and contingent upon completion of the Asset Sale, from "Richard Barrie Fragrances, Inc." to "FBR Capital Corporation."

     If the proposed amendment to the Company's Articles of Incorporation is approved by the stockholders and the Asset Sale is completed, such amendment will become effective upon the filing with the Secretary of State of the State of Nevada of an Amendment to the Articles of Incorporation.

Vote Required and Recommendation of the Board of Directors

     The affirmative vote of stockholders holding at least a majority of the outstanding common stock is required for adoption of this Proposal III. Under applicable law, abstentions and broker non-votes will not be counted and will have the same effect as a vote against the proposal.

     The Board of Directors recommends that you vote FOR the proposal to amend the Company's Articles of Incorporation to effect a change in the Company's name to FBR Capital Corporation.

                       PROPOSAL IV: ELECTION OF DIRECTORS

     Immediately after the completion of the Asset Sale each of the Company's current directors will resign their position and the Board of Directors shall be reconstituted to consist of the two directors elected at the meeting. At the meeting, two directors are to be elected to take office immediately after the consummation of the Asset Sale and to serve as such until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The proxies given pursuant to this solicitation will be voted for the two nominees -- Stephen T. Meadow and Charles D. Snead, Jr. -- unless authority is withheld. Should a nominee become unavailable for any reason, the proxies will be voted for an alternative nominee to be determined by the persons named in the proxy. The Board of Directors has no reason to believe that any nominee will be unavailable. Proxies cannot be voted for a greater number of persons than the number of nominees named. Assuming the presence of a quorum, the directors shall be elected by a plurality of the votes cast at the meeting with respect to the election of directors. "Plurality" means that the individuals who receive the largest number of votes cast "For" are elected as directors up to the maximum number of directors to be elected. Consequently, any shares not voted "For" a particular director (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted in such director's favor.

Information Concerning Directors, Nominees for Director and Executive Officers

     Nominees for Director and Proposed Executive Officer


Name                        Age            Position

Stephen T. Meadow           68            Nominee for Director
Charles D. Snead, Jr.       63            Nominee for Director and
                                            Proposed President and
                                            Chief Executive Officer



     Current Directors and Executive Officers


Name               Age         Position

Lynn Barrie        48          Director and Secretary
Richard Barrie     53          Director, President and Chief Executive Officer
Arch Nadler        71          Director
Peter T. Pochna    54          Director
Joseph Buvel       34          Vice President - Finance, Treasurer and Chief
                                Financial Officer
Leo Mahoney        48          Vice President - Operations
Ronald Stein       53          Vice President - Sales


       Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

       Stephen T. Meadow has been nominated for election as a director of the Company at the Special Meeting to take office immediately after the completion of the Asset Sale. Since 1962, Mr. Meadow has been an attorney in the private practice of law specializing in the field of corporate and securities law.

     Charles D. Snead, Jr. has been nominated for election as a director of the Company at the Special Meeting to take office immediately after the completion of the Asset Sale. Mr. Snead is an attorney and a business and mining consultant. From October 1991 through June 1994, Mr. Snead was Chairman of the Board of Siskon Gold Corporation. Since 1991, Mr. Snead has been, and continues to be, a director of Siskon Gold Corporation. Prior to October 1991, Mr. Snead was President and Chief Executive Officer of Callahan Mining Corporation.

     Mrs. Barrie has served as Secretary and as a director of the Company since its inception in 1988. From 1986 to 1988, Mrs. Barrie was a Vice President and principal of Richard Barrie Enterprises, a consulting company specializing in the cosmetics and toiletries industry and, since 1981, has been a homemaker. Mrs. Barrie is the wife of Richard Barrie.

       Mr. Barrie has served as President and chief executive officer and as a director of the Company since its inception in 1988. From 1986 to 1988, Mr. Barrie was President and a principal of Richard Barrie Enterprises, a consulting company specializing in the cosmetics and toiletries industry. From 1984 to 1986, Mr. Barrie was employed or retained in a consultant capacity by Carme International, Inc., a subsidiary of Carme, Inc., a manufacturer of natural health and beauty aids and a distributor of natural food and cosmetic products. From 1963 to 1984, Mr. Barrie was employed in various sales, marketing and executive capacities by Faberge Incorporated, serving as Senior Executive Vice President and Chief Operating Officer from 1980 to 1984, Executive Vice President -- Marketing and Sales from 1970 to 1980, Vice President of Marketing and Sales -- Retail and Salon Divisions from 1967 to 1970, Sales Manager -- Retail and Salon Divisions from 1966 to 1967, and in various sales positions from 1963 to 1966. In addition, Mr. Barrie served as member of Faberge's Board of Directors from 1970 to 1984. During Mr. Barrie's years at Faberge, he was involved in the development (including formulations, packaging, pricing, distribution and marketing) and introduction of many well known and successful product lines, including the BABE fragrance line, which in its first year became Faberge's largest selling women's fragrance worldwide. BABE received two awards from the Fragrance Foundation for its 1976 launch: Most Successful Introduction of a Women's Fragrance in Popular Distribution, and Best Advertising Campaign for Women's Fragrance. Mr. Barrie also supervised Faberge's introduction of the popular BRUT 33 toiletry line for Faberge. Mr. Barrie's role for this toiletry line included obtaining Joe Namath's endorsement and promotional assistance. In 1977, Mr. Barrie signed Farrah Fawcett to a promotional contract with Faberge for the Farrah Fawcett hair product and fragrance lines. Mr. Barrie also supervised the expansion of the Faberge Organics Hair Care line from a beauty salon line to a successful retail line. Mr. Barrie is the husband of Lynn Barrie. Effective immediately after the consummation of the Asset Sale, Mr. Barrie will resign from being a director, the President and Chief Executive Officer of the Company.

       Mr. Nadler became a director of the Company upon the completion of the Company's initial public offering in March 1989. Mr. Nadler has managed his private investments since retiring in December 1984 as Chairman of the Board and Chief Executive Officer of Nadler & Larimer Advertising Agency, an advertising agency with offices in New York and London, which he founded in 1962.

     Mr. Pochna became a director of the Company upon the completion of the Company's initial public offering in March 1989. Mr. Pochna has been a private investor and financial consultant to small businesses during the past five years.

       Mr. Buvel became Vice President - Finance, Treasurer and Chief Financial Officer of the Company in February 1994 after becoming employed by the Company in December 1993 following completion of the Company's transaction with Muelhens Inc., which manufactured and distributed fragrance, cosmetic and skin treatment products. From 1984 to December 1993, Mr. Buvel was employed by Muelhens Inc. in a variety of financial positions, the last two years serving as Chief Financial Officer.

       Mr. Mahoney became Vice President - Operations of the Company in February 1994 after becoming employed by the Company in December 1993 following completion of the Company's transaction with Muelhens Inc. From April 1991 to December 1993, Mr. Mahoney was Director of Operations of Muelhens Inc. From January 1990 to April 1991, Mr. Mahoney was Director of Operations for Telrepco Inc., which manufactured and repaired telephone equipment and personal computers, and from 1983 to March 1989, Mr. Mahoney was General Manager of the Repair Division of TIE Communications, Inc., which manufactured and distributed telephone equipment.

       Mr. Stein became Vice President - Sales of the Company in February 1994 after becoming employed by the Company in December 1993 following completion of the Company's transaction with Muelhens Inc. Prior thereto, Mr. Stein was the President of Contemporary Sales, Inc., a company he founded in 1973 and which served as a manufacturer's sales representative in the retail field.

       During the fiscal year ended June 30, 1995, the Company's Board of Directors held seven meetings. All directors were present for at least 75% of such meetings. The Company does not have a standing Compensation, Nominating or Audit Committee.

Compliance with Section 16(a) of the Exchange Act

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Pacific Stock Exchange. These reporting persons also are required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such forms furnished to it and representations that no other reports were required, the Company believes that all Section 16(a) reporting requirements were complied with during the fiscal year ended June 30, 1995.

Executive Compensation

       The following table sets forth information concerning compensation for fiscal 1995, 1994 and 1993 earned by or paid to the Company's chief executive officer and each other executive officer whose compensation exceeded $100,000 in fiscal 1995:

- -----------------------------------------------------------------------------------------------------------------------------------
                                                       SUMMARY COMPENSATION TABLE
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                              Annual Compensation
                                                                    ---------------------------------------------------------------
                                                                                                                Other Annual
                     Name and                                         Salary                Bonus              Compensation(1)
               Principal Occupation                       Year          ($)                  ($)                     ($)
- -----------------------------------------------------------------------------------------------------------------------------------
                                                          1995        227,950                -0-                   1,922(2)
Richard Barrie,                                           1994        198,125               16,000                66,500(2)
       President and chief executive officer              1993        150,000                -0-                   8,000(2)
- -----------------------------------------------------------------------------------------------------------------------------------
                                                          1995        92,250                 -0-                  17,500(3)
Ronald Stein,                                             1994        48,750                 -0-                     -0-
  Vice President-Sales                                    1993          N/A                  N/A                     N/A
- -----------------------------------------------------------------------------------------------------------------------------------


(1) The named executives routinely receive other benefits from the Company, the aggregate amounts of which during the years indicated did not exceed 10% of the salary and bonus set forth above.

(2) For fiscal 1995 represents the imputed economic benefit to the executive of premiums paid for a "split dollar" insurance policy (discussed below) insuring the life of the named executive officer. For fiscal 1994 and 1993, represents reimbursement for premiums paid on insurance policies insuring the life of the named executive officer for the benefit of his family. In fiscal 1994 also represents reimbursement of $58,500 in personal relocation expenses.

(3)    Represents reimbursement for personal relocation expenses.

Compensation Arrangements

       Chief Executive Officer. Through September 30, 1993, Richard Barrie was employed pursuant to an employment agreement providing for an annual salary of $150,000 and reimbursement (up to $8,000 per year) for the cost of private life insurance maintained by Mr. Barrie for the benefit of his family. Effective October 1, 1993, the Company entered into a new three-year employment agreement with Mr. Barrie pursuant to which he would be paid an annual salary of $180,000 per year, which increased to $225,000 effective December 15, 1994, following the Company's completion of its transaction with Muelhens Inc., with annual cost of living adjustments based upon the consumer price index. The agreement also provided for the Company to reimburse Mr. Barrie (up to $8,000 per year) for the cost of private life insurance through June 30, 1994. In August 1994 the Company purchased for Mr. Barrie a $6,000,000 "split dollar" insurance policy on his life, which provides a $3,000,000 "key man" death benefit payable to the Company and a $3,000,000 death benefit payable to Mr. Barrie's designated beneficiaries. The policy is structured to provide for repayment of the premiums to the Company upon the earlier of Mr. Barrie's death or attainment of the age of 67. The policy is further structured to provide Mr. Barrie with a retirement benefit from the cash surrender value of the policy.

       Directors. In September 1993, the Company adopted the Non-Employee Director Compensation Plan for all directors not employed by the Company. Pursuant to this Compensation Plan, on September 20, 1993, the four then non-employee directors of the Company -- Mrs. Barrie and Messrs. McEnany, Nadler and Pochna -- were each granted ten-year options to purchase 15,000 shares of common stock at an exercise price of $2.25 per share (the closing price of the common stock on the Pacific Stock Exchange on the date of the grant). All of the options are currently exercisable. On February 2, 1994, this Compensation Plan was amended to provide for payment of $500 to each non-
employee director of the Company for each meeting attended. In February 1995, Patrick McEnany resigned from the Company's Board of Directors after several years of service. In consideration of his services to the Company, on February 21, 1995, the Company was authorized to amend the terms of the September 20, 1993 Stock Option Agreement with Mr. McEnany pursuant to which he was granted ten-year options to purchase 15,000 shares of common stock at an exercise price of $2.25 per share. Under the terms of the original agreement, such options were to expire immediately upon his resignation (with respect to options not then exercisable) or thirty days thereafter (with respect to options then exercisable). The amendment modified such terms to eliminate such expiration provision. In addition, the Company was authorized to grant "piggy-back" registration rights with respect to the shares of common stock issuable upon exercise of such options, such that these shares would be included in certain future registration statements filed by the Company under the Securities Act of 1933 without cost to Mr. McEnany. On April 17, 1995, the exercise price of the options held by Mrs. Barrie and Messrs. Nadler and Pochna (Mr. McEnany having resigned from the Board of Directors by that time) were reduced to $1.4375, the closing price of the Company's common stock on the Pacific Stock Exchange on such date.

       Option Grants to Executive Officers. On April 17, 1995, the Company granted ten-year options to purchase 25,000 shares of common stock at an exercise price of $1.4375 (the closing price of the common stock on the Pacific Stock Exchange on the date of grant) to Mr. Barrie and similar options to purchase 10,000 shares of common stock to each of Messrs. Buvel, Mahoney and Stein, Vice Presidents of the Company. Such options were to become exercisable as to 50% on each of the first and second anniversary dates of the grant. In October 1995, all of these options were voluntarily relinquished by the grantees.

Certain Relationships and Related Transactions.

     Stephen T. Meadow, a nominee for director, owns $39,000 principal amount of Notes. Mr. Meadow has advised the Company that he intends to consent to the Asset Sale and to participate in the Proposed Exchange. If the Proposed Exchange is completed, and if Mr. Meadow participates therein, Mr. Meadow would receive four Preferred Shares and 4,600 Common Shares. Mr. Meadow has been retained as a consultant to the Company. For his services, Mr. Meadow will receive a consulting fee calculated at the rate of $75 per hour to a maximum amount of $2,000 per month. In all events, Mr. Meadow will receive a minimum consulting fee of $1,500 per month.

       Charles D. Snead, Jr., a nominee for director, has been retained by the Company as a consultant in connection with the Asset Sale. Upon completion of the Asset Sale the Company proposes to retain Mr. Snead as its President and Chief Executive Officer. For his services to the Company, Mr. Snead will receive consulting fees calculated at the rate of $75 per hour to a maximum amount of $5,000 per month. In all events, Mr. Snead will receive a minimum consulting fee of $3,000 per month.

       If elected to be directors of the Company at the meeting, each of Messrs. Meadow and Snead will receive options to purchase 10,000 and 30,000 shares, respectively, of the Company's common stock having an exercise price equal to the market price of the Company's common stock on the date of issuance. Such options will be immediately exercisable.


                        SELECTION OF INDEPENDENT AUDITORS

               The Board of Directors has selected the independent accounting firm of Arthur Andersen LLP as the auditors of the Company for the fiscal year ending June 30, 1996. A representative of Arthur Andersen LLP, the auditors of the Company for the fiscal year ended June 30, 1995, is expected to be present at the meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.


                           1996 STOCKHOLDER PROPOSALS

               In order for stockholder proposals for the 1996 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Orange, Connecticut not later than August 30, 1996.

                                  OTHER MATTERS

               The Board of Directors knows of no matter which will be presented for consideration at the meeting other than the matters referred to in this Proxy Statement. Should any other matter properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.


                             SOLICITATION OF PROXIES

               Solicitation of proxies is being made by the Company through the mail, in person and by telecommunications. The cost thereof will be borne by the Company. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.


                             Lynn Barrie, Secretary


Orange, Connecticut
April 22, 1996

                               ARTHUR ANDERSEN LLP



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Richard Barrie Fragrances, Inc.:

We have audited the accompanying balance sheets of Richard Barrie Fragrances, Inc. (a Nevada corporation) as of June 30, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Richard Barrie Fragrances, Inc. as of June 30, 1995 and 1994, and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company failed to make the July 15, 1995 interest payment of $257,887 due on Convertible Notes Payable in the principal amount of $5,157,750, which principal is due January 16, 1996. If the Company is not successful in implementing its plans to either (i) restructure this debt, (ii) induce conversion of these convertible notes or (iii) obtain financing from other third parties, the Company would need to consider a voluntary filing under Chapter 11 of the United States Bankruptcy Code. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability or classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



                                                   /s/ Arthur Andersen LLP

Melville, New York
September 21, 1995

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and
Shareholders of Parlux Fragrances, Inc.

In our opinion, the consolidated financial statements listed in the index referred to under Item 14(a)(1) and (2) on page 19 and appearing on page F-1 present fairly, in all material respects, the financial position of Parlux Fragrances, Inc. and its subsidiaries at March 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Miami, Florida
June 16, 1995

                     RICHARD BARRIE FRAGRANCES, INC. - PROXY
                  Solicited on Behalf of the Board Of Directors

PROXY

         The undersigned hereby appoints LYNN BARRIE, RICHARD BARRIE and PETER POCHNA (each with full power to act without the others and with power to appoint his or her substitute) as the undersigned's proxies to vote all shares of Common Stock of the undersigned in RICHARD BARRIE FRAGRANCES, INC. ("Company"), a Nevada corporation, which the undersigned would be entitled to vote at the Special Meeting of Stockholders of the Company to be held on Friday, May 31, 1996, at 10:00 a.m. and at any and all adjournments thereof as follows:

1. PROPOSAL TO APPROVAL THE SALE OF VIRTUALLY ALL OF THE COMPANY'S ASSETS TO PARLUX FRAGRANCES, INC.:

        |_|  FOR           |_|  AGAINST                |_|  ABSTAIN

2.       PROPOSAL TO CHANGE THE COMPANY'S NAME TO FBR CAPITAL CORPORATION:

        |_|  FOR           |_|  AGAINST                |_|  ABSTAIN

3.       ELECTION OF DIRECTORS

         FOR all nominees listed below        WITHHOLD AUTHORITY
        (except as marked to the contrary     to vote for all nominees
         below |_|                            listed below |_|

                         STEPHEN T. MEADOW, WAYNE STERN

                 (continued, and to be signed, on reverse side)




4. In their discretion upon such other business as may properly come before the meeting and any and all adjournments thereof.

         The shares of Common Stock represented by this proxy will be voted in accordance with the foregoing Instructions. In the absence of any instructions, such shares will be voted FOR the proposals in Items 1 and 2 and FOR the election of the nominees listed in Item 3.

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on May 31, 1996 and the Proxy Statement furnished therewith.

         The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.




                                      Date _____________________________, 1996


                                      ----------------------------------------
                                       Signature


                                      Please date, sign exactly as name appears on this proxy, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.